Kearny Financial Corp. Announces Executive Management Succession Plan

FAIRFIELD, NJ -- (MARKET WIRE) -- 02/02/10 -- Kearny Financial Corp. (NASDAQ: KRNY) (the “Company”) announced that in accordance with the Company’s Executive Management Succession Plan, John N. Hopkins, President and Chief Executive Officer of the Company and Kearny Federal Savings Bank, will retire effective April 1, 2011. Until his retirement, Mr. Hopkins will continue to serve as Chief Executive Officer of the Company and the Bank, and upon his retirement he will continue serving as a Director of both entities.

Craig L. Montanaro, Senior Vice President and Director of Strategic Planning, will assume the title of President and Chief Operating Officer of both the Company and Kearny Federal Savings Bank effective April 1, 2010. Upon Mr. Hopkins’ retirement, Mr. Montanaro will also assume the title of Chief Executive Officer. Mr. Montanaro joined the Bank in 2003.

William C. Ledgerwood, Senior Vice President and Chief Financial Officer, will be named Executive Vice President and Chief Financial Officer effective April 1, 2010. Upon Mr. Montanaro’s appointment to Chief Executive Officer on April 1, 2011, Mr. Ledgerwood will assume the title of Executive Vice President and Chief Operating Officer. Mr. Ledgerwood joined the Bank in 1998.

Mr. Hopkins has been in senior management with Kearny Federal Savings Bank since 1975. He has served as President and Chief Executive Officer since 2002. During his 45-year banking career, Mr. Hopkins has been active in numerous professional and charitable organizations. He is currently the Chairman of the Board of Trustees of Clara Maass Medical Center. Under his leadership Kearny Federal Savings Bank has grown to 27 retail branches and more than $2.2 billion in assets. Kearny Federal Savings Bank is one of New Jersey’s oldest financial institutions and was chartered over 125 years ago in 1884.

“My decision to opt for early retirement will allow me to spend more time with my family and pursue other interests that I have had to postpone until now. It has truly been an honor and privilege to serve Kearny Federal Savings Bank since 1975 and Kearny Financial Corp. since its inception in 2001. I am certain that Craig Montanaro, Bill Ledgerwood and our entire management team will continue to strive to take the Company and the Bank to the next level of success and beyond. I offer my congratulations to both Craig and Bill on their appointments and I am confident that they will serve the Company and its shareholders and the Bank and its customers and employees with distinction,” stated Mr. Hopkins.

“Kearny Financial Corp. and its management team will continue to pursue increasing long-term shareholder value despite a difficult economic environment. I am excited to assume the leadership of an experienced management team that is prepared for today’s and tomorrow’s challenges. We look forward to executing a plan that calls for significant growth and increased profitability, one that is focused on creating value with new products and marketing concepts,” added Mr. Montanaro.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:

Craig Montanaro  Email cmontanaro@kearnyfederalsavings.net